Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Itau BBA USA Securities, Inc.

599 Lexington Avenue, 34th Floor

New York, New York 10022

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179